Exhibit 10.8

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDATORY AGREEMENT (the “Amendatory Agreement”) is made and entered into as of the 11th day of December, 2018 by and among Malvern Bancorp, Inc. (“Bancorp”), Malvern Bank, National Association (formerly Malvern Federal Savings Bank) (the “Bank” and, collectively with Bancorp, the “Company”) and Anthony C. Weagley (the “Executive”).

WHEREAS, the Company and the Executive entered into that certain Amended and Restated Employment Agreement, dated as of May 25, 2017 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement to modify the Executive’s annual base salary in the manner set forth herein;

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1.    Effective as of December 1, 2018, $480,816 shall be substituted for $400,000 where the latter appears in the first sentence of Section 4(a) of the Employment Agreement.

2.    Effective April 1, 2019, the second and third sentences of Section 4(a) of the Employment Agreement are replaced in their entirety with the following:

“Executive shall also be entitled to an additional annual base compensation of $106,000, which shall be divided as follows: i) 35% of such additional annual base compensation shall be paid during the Employment Period in accordance with the Bank’s regular payroll processes; and ii) the remaining 65% of such additional annual base compensation (the “Stock Component Amount”) shall be paid on April 1 of each year during the Employment Period (or the next business day if April 1 is not a business day) (the “Stock Payment Date”) in the form of common stock of the Corporation which shall be provided in accordance with the Bank’s and the Corporation’s plans, policies and procedures for compensating employees with the Corporation’s stock. The number of shares of the Corporation’s stock payable in respect of the Stock Component Amount shall be equal to the quotient determined by dividing (x) the Stock Component Amount, by (y) the average of the daily closing sales prices of the Corporation’s common stock reported on NASDAQ (as reported in an authoritative source chosen by the Company), for the five (5) consecutive full trading days immediately preceding, but not including, the Stock Payment Date in which the Corporation’s common stock is quoted on NASDAQ. The annual base salary, at the rate set forth in the first sentence of this Section 4(a) and the additional annual base compensation, in the amount set forth in the second sentence of this Section 4(a) (paid as described above), are collectively referred to herein as the “Annual Base Salary”.”

Except as amended hereby, the Employment Agreement shall continue in full force and effect.

This Amendatory Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Amendatory Agreement may be delivered via facsimile or scanned “PDF” which shall be an original for all purposes.

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendatory Agreement as of the date first above written.

EXECUTIVE:

/s/ Anthony C. Wealgey
Anthony C. Weagley

MALVERN BANCORP, INC.

By:	/s/ Joseph D. Gangemi
Name: Joseph D. Gangemi Title: SVP & Chief Financial Officer

MALVERN BANK, NATIONAL ASSOCIATION

By:	/s/ Joseph D. Gangemi
Name: Joseph G. Gangemi Title: SVP & Chief Financial Officer